                                  SCHEDULE 14A

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                     of 1934

Filed by the Registrant                     [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           AMERICAN HOMEPATIENT, INC.
     ----------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

         --------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

         --------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         --------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

         --------------------------------------------------------------------

     5)  Total fee paid:

         --------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         --------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         --------------------------------------------------------------------

     3)  Filing Party:

         --------------------------------------------------------------------

     4)  Date Filed:

         --------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                  TO BE HELD AT 9:00 A.M. CENTRAL DAYLIGHT TIME
                                ON APRIL 29, 1999

         LOCATION: OFFICES OF HARWELL HOWARD HYNE GABBERT & MANNER, P.C.
                           1800 FIRST AMERICAN CENTER
                              315 DEADERICK STREET
                           NASHVILLE, TENNESSEE 37238

To American HomePatient, Inc. Stockholders:

         The Board of Directors of American HomePatient, Inc. invites you to the Company's Annual Meeting of Stockholders next month. At the meeting, you and other stockholders will be able to vote on the following matters:

1. Election of "Class 2" Directors to the Board of Directors. The Board has nominated for re-election Morris A. Perlis and Joseph F. Furlong,
         III. The Directors elected will serve three (3) year terms and until their successors are duly elected and qualified.

2. Approval of an Amendment to the Company's Articles of Incorporation to effect, at any time prior to the Company's Annual Meeting of Stockholders in 2000 or at no time, in the sole discretion of the Board, a one-for-four reverse stock split whereby the Company would issue one (1) new share of the Company's Common Stock in exchange for four (4) shares of the Company's outstanding Common Stock.

3. Any other business that properly comes before the Annual Meeting. The Board does not know of any other business to be considered.

         Only stockholders of record at the close of business on March 8, 1999 are entitled to vote at the meeting.

         The Board urges you to exercise your right to vote at the meeting, either personally or by proxy. Whether or not you plan to attend the meeting, please complete the enclosed proxy card promptly and return it in the enclosed, self-addressed, stamped envelope to ensure that your shares will be represented and voted at the meeting as you instruct. If you attend the meeting, you may withdraw the proxy and vote your shares if you want.

         The Proxy Statement accompanying this notice describes the matters to be acted upon at the meeting. Please review it thoroughly.


                                            By Order of the Board of Directors,

                                            -----------------------------------
                                            Marilyn O'Hara, Secretary

Brentwood, Tennessee
March __, 1999

                           AMERICAN HOMEPATIENT, INC.

                          5200 MARYLAND WAY, SUITE 400
                         BRENTWOOD, TENNESSEE 37027-5018

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 29, 1999

                             SOLICITATION OF PROXIES

         The Board of Directors of American HomePatient, Inc. (the "Company") is furnishing this Proxy Statement to you in connection with its solicitation of proxies for the 1999 Annual Meeting of Stockholders, and any adjournment thereof. The Annual Meeting will be held at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 1800 First American Center, 315 Deaderick Street, Nashville, Tennessee 37238 on Thursday, April 29, 1999, at 9:00 a.m. Central Daylight Time. This Proxy Statement and the accompanying proxy card are being mailed to you and the Company's other stockholders on or about March 26, 1999.

         We encourage you to participate in voting at the Annual Meeting. You are invited to attend the meeting and vote your shares directly by submitting a ballot. Ballots will be provided at the meeting. You may instead vote by proxy, which allows you to direct someone else to vote your shares at the meeting on your behalf.

         To vote by proxy, you must complete, execute and return the accompanying proxy card before the Annual Meeting. Specific instructions are on the proxy card. Proxies will be voted in accordance with instructions noted on the proxy cards. If you do not complete the voting instructions, the persons named on the proxy card will vote your shares (1) FOR the election of both of the nominees standing for re-election as Class 2 Directors, and (2) FOR the approval of an amendment to the Company's Articles of Incorporation to effect a one-for-four reverse stock split, as more fully described in this Proxy Statement. We do not know of any other matters to be presented for action at the Annual Meeting. If any other matter does properly come before the meeting, however, the persons named on the proxy card will vote in accordance with their best judgment on the matter.

         You may revoke your proxy at any time before it is exercised by doing one of the following:

                  -     Notifying the Company's Secretary in writing;
                  -     Submitting a new proxy bearing a later date;
                  - Attending the Annual Meeting and properly voting in person. (Attendance alone will not revoke your proxy.)

         The Company will pay for this proxy solicitation. It is expected that proxies will be solicited by mail only. The Company will ask banks, brokers and other custodians to forward this Proxy Statement, with attachments, to their customers who beneficially own the Company's stock, and the Company will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses in doing so.

                                     VOTING

         The Annual Meeting will be held on Thursday, April 29, 1999 in Nashville, Tennessee. A majority of the Company's Common Stock must be represented at the Annual Meeting, either in person or by proxy, in order to transact business.

         At the Annual Meeting of Stockholders, you and the Company's other stockholders will be asked to vote on the re-election of two nominees to serve as Class 2 Directors for a three (3) year term and until their successors are duly elected and qualified (See Proposal 1: "Re-Election of Directors" starting on page 4 of this Proxy Statement). You and the Company's other stockholders will also be asked to vote on the approval of an Amendment to the Company's Articles of Incorporation to effect a one-for-four reverse stock split whereby the Company would issue one (1) new share of the Company's Common Stock in exchange for four (4) shares of the Company's outstanding Common Stock (See Proposal 2: "Approval of One-For-Four Reverse Stock Split" starting on page 9 of this Proxy Statement).

         We know of no other matters to be brought before the 1999 Annual Meeting. If any other matter is duly presented for action, the persons named on the enclosed proxy card to vote on such matter will vote in accordance with their best judgment, unless you direct them to do otherwise on the proxy card.

         All stockholders of record on March 8, 1999 will be entitled to vote at the Annual Meeting. You and the Company's other stockholders are entitled to one vote for each share of the Company's common stock, par value $.01 per share (the "Common Stock") owned of record at the close of business on March 8, 1999. The Company has no other classes of voting stock issued. Although the Company has the authority to issue shares of preferred stock in one or more series, it has not designated or issued any series of preferred stock. There were 14,985,959 shares of the Common Stock outstanding on February 17, 1999.

         The Director nominees will be elected by a plurality of the votes of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. The approval of the proposed reverse stock split will be determined by a majority of the votes of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. There are no cumulative voting rights. There is no appraisal or similar right of dissenters respecting the two matters to be voted upon. Any other matters which may be properly submitted to the stockholders will be approved by the affirmative vote of a majority of shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

         Abstentions and broker non-votes will be counted for purposes of determining whether there is a quorum, but will have no legal effect on the election of Directors. On any other matter requiring majority vote for approval, including approval of the proposed one-for-four reverse stock split, abstentions will have the effect of negative votes.

                        MISCELLANEOUS MATTERS CONCERNING
                               THE ANNUAL MEETING

INDEPENDENT PUBLIC ACCOUNTANTS

         The Board appointed the accounting firm of Arthur Andersen LLP to serve as the Company's independent public accountants for the 1998 fiscal year, and Arthur Andersen LLP is currently serving as the Company's independent auditor for the 1999 fiscal year. A representative of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

         There were no stockholder proposals submitted for this Annual Meeting. We must receive stockholder proposals for the 2000 Annual Meeting at the Company's principal executive offices (5200 Maryland Way, Suite 400, Brentwood, Tennessee 37027-5018) no later than November 26, 1999 in order for the proposals to be eligible for inclusion in the Company's proxy materials for the 2000 Annual Meeting.

1998 ANNUAL REPORT

         Along with this Proxy Statement, we are mailing to you and our other stockholders a copy of the Company's 1998 Annual Report on Form 10-K.

                      PROPOSAL 1: RE-ELECTION OF DIRECTORS

         The Company's Board of Directors consists of eight members and is divided into three classes (Class 1, Class 2 and Class 3), as nearly equal in number as possible. All Directors generally hold office for three-year terms and then until their successors have been duly elected and qualified. The term of Class 2 Directors, Morris A. Perlis and Joseph F. Furlong, III, is set to expire at this Annual Meeting of Stockholders.

         The Board has nominated Messrs. Perlis and Furlong for re-election as Class 2 Directors to serve for a three (3) year term expiring at the 2002 Annual Meeting, or until their successors are duly elected and qualified. If any nominee becomes unable to accept nomination or re-election, which is not anticipated, the persons named on the proxy card intend to vote for the election of such other person as the Board may nominate, unless otherwise specifically instructed in the proxy.

         A plurality of the votes of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote is required to elect the two nominees as Directors of the Company. AHOM Holdings, Inc., an indirect, wholly-owned subsidiary of Counsel Corporation, intends to vote all of its shares in favor of the re-election of the nominees. (See "Stock Ownership of Directors, Executive Officers and Principal Holders" appearing on page 14 of this Proxy Statement.) The persons named on the proxy card intend to vote all valid proxies they receive in accordance with the instructions of the stockholders giving the proxies and, in the absence of instructions, for the re-election of the nominees.

NOMINEES FOR RE-ELECTION AS CLASS 2 DIRECTORS

         The following table provides biographical information of the nominees for re-election to the Company's Class 2 Board of Directors.


                                                        HIS PRINCIPAL OCCUPATIONS
NOMINEE'S NAME                  HIS AGE                 DURING THE LAST FIVE YEARS
--------------                  -------   ----------------------------------------------------------
Morris A. Perlis (1)              50      Mr. Perlis has served as Chairman of the Board of Directors of the Company since May 1994 and as a Director of the
                                          Company since March 1993. He has served as President of
                                          Counsel Corporation since February 1994 and as director
                                          of and consultant to Counsel Corporation since September 1992.

                                          He served as Chief Executive Officer and Secretary of
                                          Stadtlander Drug Co., Inc. ("Stadtlander"), a mail order
                                          pharmacy company, from September 1996 to January
                                          1999, as a director of Stadtlander from June 1996 to
                                          January 1999, and as its President from November 1997
                                          to January 1999. Mr. Perlis has served as a director
                                          of PharMerica, Inc., formerly known as Capstone Pharmacy
                                          Services, Inc. ("PharMerica"), an institutional pharmacy
                                          company, from December 1994 to July 1998. Mr. Perlis
                                          served as Vice Chairman of PharMerica from May 1995 to
                                          December 1997, and as its interim Chief Executive Officer
                                          from December 1994 to May 1995. He served as a director
                                          of Advocat Inc., a long term care company, from
                                          March 1994 to May 1995. From September 1992 to January
                                          1994, he served as President of Morris A. Perlis
                                          & Assoc., an executive management consulting firm.
                                          From September 1993 to July 1996, he served as a
                                          director of NOMA, Inc., a manufacturer of consumer wire
                                          and cable.

Joseph F. Furlong, III (1)(2)     50      Mr. Furlong has served as a Director of the Company since
                                          June 1994 and as its President and Chief Executive Officer
                                          since November 1998.  He has served as President of Adirondack
                                          Capital Advisors, LLC, a financial advisory firm, since
                                          May 1996. Since June 1996, he has served as a director of
                                          Healthy Planet, Inc., an environmentally friendly
                                          manufacturer of greeting cards.

                                          Mr. Furlong was a partner of Colman Furlong & Co., a merchant banking firm, from February 1991 to May 1996. He served
                                          as a director of PharMerica from December 1994 until
                                          December 1997.


---------------------

         The nominees are currently members of certain standing committees of the Board, which are described more fully on page 8 of this Proxy Statement. The footnotes indicate committee membership as follows:

         (1)      Member of the Executive Committee
         (2)      Member of the Audit Committee

         Malcolm MacKenzie, former President and Chief Executive Officer of the Company, served on the Company's Board as a Class 2 Director from July 6, 1998 through February 16, 1999.

CONTINUING CLASS 1 AND 3 DIRECTORS

         The Class 1 and Class 3 Directors will continue to serve on the Company's Board following the 1999 Annual Meeting. The term of the Class 1 Directors will expire at the 2001 Annual Meeting, and the term of the Class 3 Directors will expire at the 2000 Annual Meeting. The following table contains biographical information of the continuing Directors.



                                                             HIS PRINCIPAL OCCUPATIONS
DIRECTOR'S NAME                    HIS AGE                   DURING THE LAST FIVE YEARS
---------------                    ------     ---------------------------------------------------------
Allan C. Silber (2)(3)(4)            50       Mr. Silber has served as a Director of the Company since
                                              September 1991 and was its Chairman of the Board from
                                              September 1991 to May 1994. He has served as Chairman,
                                              Chief Executive Officer and a director of Counsel
                                              Corporation since August 1979 and was its President
                                              from August 1979 to January 1994. He has served as
                                              Chairman of DCAmerica Inc. and other subsidiaries
                                              of Counsel Corporation since October 1988.
                                              Mr. Silber has been President of DCAmerica Inc.
                                              since May 1994. He has served as director of Faro
                                              Pharmaceuticals, a pharmaceutical distribution
                                              company, since August 1998 and as its Chairman of
                                              the Board since December 1998. Since December 1993,
                                              the has been a member of the Advisory Committee
                                              of RioCan Real Estate Investment Trust, a
                                              Canadian real estate company ("RioCan").

                                              Mr. Silber served as a director of PharMerica
                                              from December 1994 to January 1999 and as its Chairman
                                              of the Board from February 1995 to July 1998.
                                              Mr. Silber served as a director of Stadtlander from
                                              July 1996 to January 1999 and as Stadtlander's Chairman
                                              of the Board from September 1996 to January 1999.
                                              He was a director of Advocat Inc. from
                                              March 1994 to November 1996. He served as a
                                              director of O&Y Properties, Inc., a retail and office
                                              property management company, from November 1995 to
                                              November 1996.

Edward Sonshine (2)(5)(6)            52       Mr. Sonshine has served as a Director of the Company since
                                              October 1991. He has served as Vice Chairman of Counsel
                                              Corporation since January 1995 and as a director since August
                                              1979. He has served as a director of Counsel Healthcare Assets, an affiliate of Counsel Corporation, since March 1983. He has served as President and Chief Executive Officer of RioCan since
                                              July 1995.

                                              Mr. Sonshine has served as Chief Executive Officer of Counsel
                                              Management Services, Inc., an affiliate of Counsel Corporation, from January 1992 to June 1995. He served as a director of
                                              Stadtlander from July 1996 to January 1999, and as a director of
                                              PharMerica from December 1994 to July 1998. Mr. Sonshine
                                              served as Executive Vice President of Counsel Corporation from
                                              February 1987 to January 1994. He served as a director of O&Y
                                              Properties, Inc. from November 1995 to November 1996. From
                                              May 1995 until November 1996, he served as a director of
                                              Advocat Inc.

Edward K. Wissing (2)                61       Mr. Wissing served as the President and Chief Executive Officer of the Company from May 1994 until July 1998 and was the
                                              President and Chief Executive Officer of American HomePatient,
                                              Inc., a Tennessee corporation and wholly-owned subsidiary of the Company ("AHPT"), from February 1983 to July 1998. From
                                              October 1991 to May 1994, he was Executive Vice President of
                                              Diversicare Inc., a long term care company. Since August 1997, he has been a director of Psychiatric Solutions, Inc., a
                                              psychiatric and behavioral health practice management company.

Henry T. Blackstock (1)(5)(6)        55       Mr. Blackstock has served as a Director of the Company since
                                              September 1991. He has served as Vice President and Director of
                                              Research of SouthTrust Asset Management, a banking institution, since January 1999. He was Chairman and Chief Executive Officer
                                              of Tucker Management Group, a hedge fund management firm, from
                                              July 1989 to January 1999.


                                                          HIS PRINCIPAL OCCUPATIONS
DIRECTOR'S NAME                  HIS AGE                  DURING THE LAST FIVE YEARS
---------------                  -------    --------------------------------------------------------
Thomas A. Dattilo (1)(4)           47       Mr. Dattilo has served as a Director of the Company since
                                            June 1994. He has been President and Chief Operating
                                            Officer of Cooper Tire and Rubber Company since
                                            January 1999 and a director since February 1999.

                                            He was President of Dana Corporation-Sealing Products
                                            Group, a manufacturing company, from January 1998
                                            until December 1998. From January 1993 to December
                                            1997, he was President of Dana Corporation, Victor
                                            Products Division, a manufacturer and distributor
                                            of sealing and other products.

Mark Manner (1)                    47       Mr. Manner has served as a Director of the Company since
                                            May 1995. He has been a shareholder of the
                                            Nashville-based law firm Harwell Howard Hyne Gabbert &
                                            Manner, P.C. since February 1988.

         Except for Directors Wissing and Manner, each continuing Class 1 and Class 3 Director is a member of at least one of the Board's standing committees. The footnotes indicate committee membership as follows:

         (1)    Class 1 Director
         (2)    Class 3 Director
         (3)    Member of the Executive Committee
         (4)    Member of the Compensation Committee
         (5)    Member of the Audit Committee
         (6)    Member of the Disinterested Stock Option Committee

DIRECTOR COMPENSATION

         The Company pays Directors who are not its officers or employees (currently Directors Blackstock, Dattilo, Sonshine, Manner and Wissing) the following fees: (i) an annual director's fee of $10,000.00, (ii) a fee of $500.00 for each Board or Board committee meeting attended by telephone, and
(iii) a fee of $1,000.00 for each Board or Board committee meeting attended in person. The Company, however, pays no fees for attendance at a Committee meeting occurring on the same day as a meeting of the Board. In addition, the Company reimburses all Directors for actual expenses incurred in connection with attendance at Board or Committee meetings. Director Furlong received Director fees during 1998, until he became employed by the Company as President and Chief Executive Office in November 1998. Director Wissing began receiving Director fees following his retirement as the Company's President and Chief Executive Officer in July 1998.

         In 1995, the Company adopted a nonqualified stock option plan for Directors (the "1995 Plan"). Under the 1995 Plan, a Director receives an option to acquire 7,500 shares of Common Stock upon initial election to the Board. Each Director also receives an additional option to acquire 3,000 shares of Common Stock on December 31 of each year following the year he was first elected to the Board, so long as he served as a Director for at least six (6) months during that year. In all cases, the per share exercise price of the options equals the closing market price of the Common Stock on the day immediately before the date of grant.

         Since June 1, 1994, the Company has paid Director Perlis a monthly fee of $8,500.00 for serving as Chairman of the Board. During 1998, the Company paid to Director Silber compensation pursuant to a consulting agreement (See "Compensation Committee Interlocks and Insider Participation" on page 29 of this Proxy Statement).

         Director Manner is a shareholder of the law firm Harwell Howard Hyne Gabbert & Manner, P.C. ("Harwell Howard"). The Company engaged Harwell Howard during 1998 to give legal advice in a variety of activities, for which the firm was paid legal fees (exclusive of expenses) of approximately $1.58 million. Harwell Howard continues to give legal advice to the Company and, during 1999, has been paid legal fees (exclusive of expenses) in excess of $66,640.90. Board members not affiliated with Mr. Manner's law firm periodically review and approve the terms of Harwell Howard's engagement by the Company.

AFFILIATIONS

         Director Silber is a director and Chief Executive Officer of Counsel Corporation, and he also serves as Chairman and President of DCAmerica Inc. Director Sonshine is also a director and Vice Chairman of Counsel Corporation, Chief Executive Officer of Counsel Management Services, Inc., and is a director of Counsel Healthcare Assets, Inc. Director Perlis, the Chairman of the Board, is also a director and President of Counsel Corporation and consultant to Counsel Corporation. AHOM Holdings, Inc., which beneficially owns 26.6% of the Company's Common Stock, is an indirect, wholly-owned subsidiary of Counsel Corporation.

MEETINGS AND COMMITTEES

         During 1998, the Board of Directors held six meetings and adopted four written consent actions. Each Director attended meetings or executed written consent actions with respect to at least 75% of the meetings and consent actions of the Board and its committees held or taken in 1998 while he served as a Director.

         The Board has standing Audit, Executive, Compensation and Disinterested Stock Option Plan Committees. The Board does not have a nominating committee.

         The Executive Committee is presently composed of Directors Perlis, Silber and Furlong. During 1998, Director Wissing and Mr. MacKenzie also served on the Executive Committee. Director Wissing served from January 1998 to July 1998. Mr. MacKenzie served from July 1998 to November 1998, when he was replaced by Director Furlong. The Board has the authority to designate an executive committee to carry out any functions of the Board. Between meetings of the Board, the Executive Committee may exercise all powers of the Board. During 1998, the Executive Committee held no meetings, however, the Committee did adopt ten written consent actions.

         The Compensation Committee is composed of Directors Dattilo, Blackstock and Silber. This Committee approves remuneration arrangements for the Company's executive officers, administers the Company's Supplemental Executive Retirement Plan (which presently is being eliminated), and reviews compensation plans relating to executive officers, Directors and employees generally. In 1998, the Compensation Committee held three meetings and adopted one written consent action.

         The Audit Committee is composed of Directors Blackstock, Furlong and Sonshine. This Committee engages independent auditors, reviews audit fees, supervises matters relating to audit functions, and reviews and sets internal polices and procedures regarding audits, accounts and other financial controls. In 1998, the Audit Committee held two meetings and adopted no written consent actions.

         The Disinterested Stock Option Plan Committee is composed of Directors Blackstock and Sonshine. This Committee grants options to the Company's Directors, employees and agents under the Company's 1991 Nonqualified Stock Option Plan (the "1991 Plan"). In 1998, the Disinterested Stock Option Plan Committee held no meetings and adopted three written consent actions.

         THE BOARD RECOMMENDS THAT ALL STOCKHOLDERS VOTE IN FAVOR OF THE
               RE-ELECTION OF THE NOMINEES FOR CLASS 2 DIRECTORS.

            PROPOSAL 2: APPROVAL OF ONE-FOR-FOUR REVERSE STOCK SPLIT

BACKGROUND

         The Board has approved, subject to stockholder approval, an Amendment to the Company's Articles of Incorporation (the "Articles") to effect, at any time prior to the Company's Annual Meeting of Stockholders in 2000 or no time, in the sole discretion of the Board, a one-for-four reverse stock split whereby the Company would issue one (1) new share of the Common Stock of the Company in exchange for four (4) shares of the Company's outstanding Common Stock (the "Reverse Split"). The Board has directed that the Reverse Split be submitted to the stockholders of the Company for consideration and action.

         The complete text of the form of Amendment to the Company's Articles that would be filed with the office of the Secretary of State of the State of Delaware to effect the Reverse Split (the "Certificate of Amendment") is set forth in Appendix A to this Proxy Statement. The text of the Certificate of Amendment as shown in Appendix A, however, is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the Reverse Split.

REASONS FOR THE REVERSE SPLIT

         The Board believes that the Reverse Split will enhance the Company's ability to maintain the listing of the Common Stock on the Nasdaq National Stock Market ("NASDAQ").

         The Company's shares of Common Stock have been listed on NASDAQ since 1991 when the Company completed its initial public offering. NASDAQ rules require that, as a condition of the continued listing of a company's securities on NASDAQ, a company satisfy listing requirements relating to its financial condition, results of operations and trading market for its listed securities. There are two alternative sets of listing criteria: Listing Standard 1 and Listing Standard 2. The Company does not meet the requirements of Listing Standard 1, because its net tangible assets are less than $4,000,000. Listing Standard 2 consists of maintaining: (i) a public float of at least 1,100,000 shares, (ii) a market value of the public float of at least $15 million, (iii) a minimum bid price equal or greater than $5.00 per share, (iv) at least 400 stockholders (round-lot holders), (v) a market capitalization or total assets of at least $50 million and total revenue of at least $50 million, (vi) at least four (4) registered market makers, and (vii) compliance with certain corporate governance requirements. The Company does not satisfy Listing Standard 2, because the minimum bid price of its Common Stock is less than $5.00 per share. Other than the minimum bid price requirement, the Company believes that it satisfies all other items included in Listing Standard 2.

         On November 11, 1998, NASDAQ sent the Company a letter noting that the Common Stock had failed to maintain a closing bid price greater than or equal to $5.00 for the last thirty (30) consecutive trading dates. The letter further noted that the Company's securities would be subject to delisting if the Company was unable to demonstrate compliance with the minimum bid price requirement or any other listing criteria by February 8, 1999. In response to such letter, the Company requested a hearing before the NASDAQ Listing Qualifications Hearing Panel (the "Panel") . The Panel granted the Company a hearing, which is scheduled to take place on April 9, 1999, and postponed delisting the Company's securities. At such hearing, the Company intends to explain its strategy (i) to increase the bid price of its Common Stock by, among other things, effecting (subject to stockholder approval) the Reverse Split and (ii) to continue to satisfy the other listing criteria. There can be no assurance, however, that NASDAQ will not delist the Company from NASDAQ following such hearing.

         The Company believes that if the Reverse Split is approved by the stockholders at the Annual Meeting and the Reverse Split is effectuated, the shares of Common Stock likely will have a minimum bid price in excess of $5.00 per share with sufficient consistency to satisfy NASDAQ listing criteria. The reduction in the number of outstanding shares of Common Stock caused by the Reverse Split is anticipated to increase the per share market price of the Common Stock, although not necessarily on a proportional basis. However, (i) because some investors may view the Reverse Split negatively since it reduces the number of shares available in the public market, and (ii) for other reasons such as the Company's financial results, market conditions, regulatory changes affecting the health care industry and other factors, there can be no assurance that the market price of the Common Stock will not decline in the future. In addition to satisfying the minimum bid price requirement, the Company would also need to continue to satisfy all other applicable listing criteria. There can be no assurance that the Company will be successful in meeting these other maintenance criteria or that, even if these listing criteria are met, the Common Stock will continue to be listed on NASDAQ.

         If the Reverse Split is not approved by the stockholders at the Annual Meeting, then it is likely, depending on the volatility of the Common Stock and the Company's ability to meet the listing criteria described above, that the Company will not satisfy the requirements for continued listing and will be delisted from NASDAQ. In the event of delisting, the shares of Common Stock would likely be listed on the Nasdaq Small-Cap Market (the "Small-Cap Market"). The Board believes that it is preferable for the Common Stock to be listed on NASDAQ, rather than being listed on the Small-Cap Market. The delisting of the Common Stock from NASDAQ could adversely affect the liquidity of the Common Stock and the ability of the Company to raise capital. If the Common Stock is quoted in the Small-Cap Market, the spread between the bid and ask price of the shares of Common Stock is likely to be greater than the current spread on NASDAQ. Consequently, stockholders may experience a greater difficulty in trading shares of the Common Stock.

         The effect of the Reverse Split upon the market prices for the Common Stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of the Common Stock after the Reverse Split will be four (4) times the prices for shares of the Common Stock immediately prior to the Reverse Split. Furthermore, there can be no assurance that the proposed Reverse Split will achieve the desired results outlined above. In addition, there can be no assurance that the Reverse Split will not adversely impact the market price of the Common Stock or, alternatively, that any increased price per share of the Common Stock immediately after the proposed Reverse Split will be sustained for any prolonged period of time.

BOARD DISCRETION TO IMPLEMENT REVERSE SPLIT

         If the Reverse Split is approved by the stockholders of the Company at the Annual Meeting, the Reverse Split will be effected, if at all, only upon a determination by the Board in its sole discretion, that the Reverse Split is in the best interests of the Company and its stockholders. Such determination shall be based upon certain factors, including but not limited to, existing and expected marketability and liquidity of the Common Stock, NASDAQ continued listing requirements, prevailing market conditions and the likely effect on the market price of the Common Stock. Notwithstanding approval of the Reverse Split by the stockholders, the Board may, in its sole discretion, determine not to effect the Reverse Split prior to the Company's Annual Meeting of Stockholders in 2000. If the Board does not implement the Reverse Split prior to such meeting, stockholder approval again would be required prior to implementing any reverse stock split.

EFFECTS OF THE REVERSE SPLIT ON REGISTRATION, VOTING RIGHTS AND PREFERRED STOCK

         The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") , and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of the Common Stock under the Exchange Act. After the Reverse Split, the Common Stock will continue to be reported on NASDAQ under the symbol "AHOM" (although NASDAQ will add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate the Reverse Split has occurred).

         Proportionate voting rights and other rights of the holders of Common Stock will not be affected by the Reverse Split (other than as a result of rounding as described below). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the effective time of the Reverse Split will generally continue to hold 2% of the voting power of the outstanding shares of Common Stock after the Reverse Split. Although the Reverse Split will not affect the rights of stockholders or any stockholder's proportionate equity interest in the Company (subject to rounding as described below), the number of authorized shares of Common Stock will not be reduced and will increase the ability of the Board to issue such authorized and unissued shares without further stockholder action. The effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company's Articles or Bylaws. The number of stockholders of record will not be affected by the Reverse Split (See "Exchange for Fractional Shares" below).

EFFECT ON STOCK OPTIONS AND WARRANTS

         The Reverse Split will effect a reduction in the number of shares of Common Stock available for issuance under the Company's 1991 Plan and 1995 Plan (collectively, the "Option Plans") in proportion to the exchange ratio of the Reverse Split. The aggregate number of shares of Common Stock currently authorized for issuance under the Option Plans is 3,700,000 (prior to giving effect to the Reverse Split). The issuance of such additional authorized shares, if such shares were issued, may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of outstanding Common Stock.

         The Company also has outstanding stock options and warrants to purchase shares of the Common Stock. Under the terms of the outstanding stock options and warrants, the Reverse Split will effect a reduction in the number of shares of Company Common Stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the Reverse Split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. For example, an option or warrant to purchase 100 shares of Common Stock at $1.20 per share would become an option to purchase 25 shares of Common Stock at an exercise price of $4.80 per share. In connection with the Reverse Split, the number of shares of Common Stock issuable upon exercise of outstanding stock options and warrants will be proportionately adjusted to the nearest whole share, and no cash payment will be made in respect of such adjustment.

EFFECTIVE DATE

         The Reverse Split would become effective as of the close of business on the date of filing the Certificate of Amendment with the office of the Secretary of State of the State of Delaware (the "Effective Date"). Except as explained below with respect to fractional shares, on the Effective Date, every four (4) shares of Common Stock issued and outstanding immediately prior thereto (the "Old Common Stock") will be, automatically and without any action on the part of the stockholders, converted into one (1) share of the Common Stock, proposed to be issued in connection with the Reverse Split (the "New Common Stock").

EXCHANGE FOR FRACTIONAL SHARES

         No fractional shares of New Common Stock will be issued as a result of the Reverse Split and no cash will be paid in lieu of fractional shares. The number of shares of New Common Stock issuable in exchange for shares of Old Common Stock pursuant to the Reverse Split will be rounded to the nearest whole share. For example, a holder of 4 or 5 shares of Old Common Stock would receive one share of New Common Stock upon exchanges and a holder of 6, 7 or 8 shares of Old Common Stock would receive 2 shares of New Common Stock upon exchange. Further, in order that the number of the Company's shareholders will not decrease as a result of the Reverse Split, any holder who beneficially owns 3 or fewer shares of Old Common Stock prior to the Reverse Split will receive in exchange for such share(s) one share of New Common Stock pursuant to the Reverse Split.

EXCHANGE OF STOCK CERTIFICATES

         Shortly after the Effective Date, each holder of an outstanding certificate theretofore representing shares of Old Common Stock will receive from SunTrust Bank, Inc., the Company's exchange agent (the "Exchange Agent") for the Reverse Split, instructions for the surrender of such certificate to the Exchange Agent. Such instructions will include a form of Transmittal Letter to be completed and returned to the Exchange Agent. As soon as practicable after the surrender to the Exchange Agent of any certificate which prior to the Reverse Split represented shares of Old Common Stock, together with a duly executed Transmittal Letter and any other documents the Exchange Agent may specify, the Exchange Agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of New Common Stock into which the shares of Old Common Stock previously represented by the surrendered certificate shall have been reclassified. Each certificate representing shares of New Common Stock issued in connection with the Reverse Split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of Old Common Stock. Until surrendered as contemplated herein, each certificate which immediately prior to the Reverse Split represented any shares of Old Common Stock shall be deemed at and after the Reverse Split to represent the number of full shares of New Common Stock contemplated by the preceding sentence.

         No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate which prior to approval of the Reverse Split represented any shares of Old Common Stock, except that if any certificates of New Common Stock are to be issued in a name other than that in which the certificates for shares of Old Common Stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay to the Company any transfer taxes payable by reason thereof (or prior to transfer of such certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable, (ii) such transfer comply with all applicable federal and state securities laws, and (iii) such surrendered certificate be properly endorsed and otherwise be in proper form for transfer.

NO DISSENTERS' RIGHTS

         Under Delaware law, stockholders of the Company are not entitled to dissenters' rights or any comparable appraisal rights with respect to the proposed Reverse Split.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

         A summary of the federal income tax consequences of the proposed Reverse Split to the Company and to individual stockholders is set forth below. The following discussion is based upon present federal income tax law. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed Reverse Split. In addition, the Company has not and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Reverse Split. Accordingly, stockholders are advised to consult their own tax advisors for more detailed information regarding the effects of the proposed Reverse Split under applicable federal, state, local and foreign income tax laws.

         It is intended that the Reverse Split will constitute a reorganization (a "Reorganization") within the meaning of Section 368 (a) (1) (E) of the Internal Revenue Code of 1996, as amended. Assuming that the Reverse Split qualifies as a Reorganization, the following federal income tax consequences should result:

         (i) A stockholder will not recognize any gain or loss as a result of the Reverse Split. To the extent a stockholder receives additional stock in lieu of a fractional share, for tax purposes, the stockholder will receive a distribution of stock in the Company which is not included in gross income. To the extent a stockholder receives a smaller proportionate interest in the company in lieu of a fractional share, such stockholder will have an unrealized loss.

         (ii) The aggregate tax basis of the shares of New Common Stock received by the stockholder pursuant to the Reverse Split will equal the aggregate tax basis of the shares of Old Common Stock held by the stockholder immediately prior to the Effective Date of the Reverse Split. The stockholder will be able to "tack" the holding period of the Old Common Stock prior to the Reverse Split to the holding period of the New Common Stock received by the stockholder as a result of the Reverse Split, provided that the shares of Old Common Stock were capital assets in the hands of the stockholder; and

         (iii) The Company will not recognize gain or loss as a result of the Reverse Split.

REQUIRED VOTE

         The affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote is necessary to approve the Reverse Split and the Amendment to the Articles. AHOM Holdings, Inc. intends to vote all of its shares in favor of the Reverse Split and the Amendment to the Articles. (See "Stock Ownership of Directors, Executive Officers and Principal Holders" appearing on page 14 of this Proxy Statement.) The persons named on the proxy card intend to vote all valid proxies they receive in accordance with the instructions of the stockholders giving the proxies and, in the absence of instructions, for the Reverse Split and the Amendment to the Articles.

            THE BOARD RECOMMENDS THAT ALL STOCKHOLDERS VOTE IN FAVOR
                    OF THE ONE-FOR-FOUR REVERSE STOCK SPLIT.

                          STOCK OWNERSHIP OF DIRECTORS,
                    EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS

         The following table contains stockholding information as of February 17, 1999 for (i) persons known to us to be holders of 5% or more of the Company's Common Stock, (ii) each Director, including those nominated for re-election, (iii) each of the executive officers named in the Summary Compensation Table on page 20, and (iv) all Directors and executive officers as a group. Unless otherwise indicated, all holdings are of record and beneficial.

         Ownership of the Company's Common Stock is shown on a "beneficial" basis. Generally, a person "beneficially owns" shares if he or she either has the right to vote those shares or dispose of them. Consequently, more than one person may be considered beneficially to own the same shares.

         In this Proxy Statement, unless otherwise specifically noted, a person has sole voting and dispositive power for the shares shown as beneficially owned by him or her. Shares shown as beneficially owned may include shares that a person has a right to acquire by exercising options on or before April 18, 1999. The percentages shown in the table compare a person's beneficially owned shares with the total number of shares of the Company's Common Stock outstanding on February 17, 1999 (being 14,985,959 shares), plus, as to each person, the number of shares deemed owned by him because of his right to acquire them by exercising options and warrants on or before April 18, 1999.



                                                     NUMBER OF SHARES     PERCENTAGE OF
NAME                                                 BENEFICIALLY OWNED    TOTAL SHARES
----                                                 ------------------   -------------
Counsel Corporation(1).............................      3,979,625            26.6%
  130 King Street West, Suite 1300
  Toronto, Ontario, Canada MX5 1E3

J.&W. Seligman & Co. Incorporated(2)...............      2,120,772            14.2
100 Park Avenue
New York, New York 10017

Putnam Investments Inc.(3).........................        929,900             6.2
One Post Office Square
Boston, Massachusetts 02109

Thomson Horstmann & Bryant, Inc.(4)................        885,200             5.9
 Park 80 West Plaza Two
Saddle Brook, New Jersey 07663

Joseph F. Furlong, III(5)..........................        364,551             2.4
Thomas E. Mills(6).................................         17,500              *
Kathey S. Palmer(7)................................         50,043              *
Mary Ellen Rodgers(8)..............................         58,132              *
David R. Gnass(9)..................................            817              *
Rita N. Hill(10)...................................         72,639              *
Edward K. Wissing(11)..............................        406,564             2.7
Allan C. Silber(1,12)..............................         12,000              *
Henry T. Blackstock(13)............................         12,000              *
Edward Sonshine(13)................................         12,000              *
Morris A. Perlis(14)...............................         12,000              *
Thomas A. Dattilo(15)..............................         34,500              *
Mark Manner(16)....................................         27,000              *
Malcolm MacKenzie(17)..............................          7,500              *
All Directors and named executive officers
  as a group (18) (14 persons).....................      1,080,246             7.2

-----------------

*  Indicates less than 1% ownership.

(1) Counsel Corporation, a Toronto, Ontario, Canada corporation, owns 100% of Counsel Healthcare Assets Inc., which owns 100% of Counselcare Ltd., which owns 100% of DCAmerica Inc., which owns 100% of AHOM Holdings, Inc., which directly beneficially owns the shares of Common Stock listed in the table. Directors Silber, Sonshine and Perlis are directors of Counsel Corporation and Counsel Healthcare Assets, Inc., and Directors Silber and Perlis are directors of Counselcare Ltd., DCAmerica Inc. and AHOM Holdings, Inc. Director Silber beneficially owns or controls approximately 17% of the common stock of Counsel Corporation. Director Sonshine owns approximately 1% of Counsel Corporation's common stock, and Director Perlis owns approximately 2% of Counsel Corporation's common stock. All of the Directors listed in this footnote (1) disclaim beneficial ownership of shares of the Company's Common Stock in their capacity as directors of Counsel Corporation, Counselcare Healthcare Assets Inc., Counselcare Ltd., DCAmerica Inc. and AHOM Holdings, Inc. Director Silber also disclaims beneficial ownership of shares of the Company's Common Stock in his capacity as a shareholder of Counsel Corporation.

(2) Ownership information included in the table is based on a Schedule 13G filed on February 10, 1999 by J. & W. Seligman & Co. Incorporated claiming no shared voting and dispositive power of the 2,120,772 shares beneficially owned directly and by William C. Morris, as owner of a majority of the outstanding voting securities of J. & W. Seligman & Co. Incorporated, who may be deemed to beneficially own the shares reported therein.

(3) Ownership information included in the table is based on a Schedule 13G filed on February 4,1999 by Putnam Investments, Inc., claiming shared voting power of 451,100 shares and dispositive power of 929,900 shares directly and through its subsidiary.

(4) Ownership information included in the table is based on a Schedule 13G/A filed on January 22, 1999 by Thomson Horstmann & Bryant, Inc., claiming sole voting power of 614,200 shares and dispositive power of 885,200 shares.

(5) The amount shown includes 16,006 shares subject to a stock purchase warrant with an exercise price of $7.33 per share, which warrant was granted in connection with consulting services provided to the Company. The amount also includes 15,000 shares purchasable upon exercise of options at $10.04 per share, 7,500 shares purchasable upon exercise of options at $16.50 per share and 300,000 shares purchasable upon exercise of options at $2.125 per share, all such options being issued under the 1991 Nonqualified Stock Option Plan (the "1991 Plan"). The amount also includes shares purchasable upon exercise of options issued under the 1995 Nonqualified Stock Option Plan for Directors (the "1995 Plan"), being 3,000 shares at a $19.67 per-share exercise price, 3,000 shares at a $26.25 per-share exercise price, 3,000 shares at a $21.06 per-share exercise price and 3,000 shares at a $1.69 per-share exercise price.

(6) The amount shown includes represents 17,500 shares issued under the 1991 Plan purchasable at a $2.125 per-share exercise price.

(7) The amount shown includes shares purchasable upon exercise of options issued under the 1991 Plan: 7,500 shares at a $10.00 per-share exercise price, 9,000 shares at a $16.50 per-share exercise price, 7,500 shares at a $17.50 per-share exercise price, 6,000 shares at a $21.50 per-share exercise price, 10,000 shares at a $18.125 per-share exercise price and 8,750 at a $2.125 per-share exercise price.

(8) The amount shown includes shares purchasable upon exercise of options issued under the 1991 Plan: 30,000 shares at a $22.50 per-share exercise price, 12,000 shares at a $21.50 per-share exercise price, and 15,000 shares at a $18.125 per-share exercise price.

(9) The amount shown excludes options to purchase 59,168 shares that expired in February 1999.

(10) The amount shown includes shares purchasable upon exercise of options issued under the 1991 Plan, 15,000 shares at $16.50 per-share exercise price, 30,000 shares at a $17.50 per-share exercise price, 12,000 shares at a $21.50 per-share exercise price, and 15,000 shares at a $18.125 per-share exercise price.

(11) The amount shown includes shares purchasable upon exercise of options issued under the 1991 Plan and additional shares purchasable upon exercise of options issued under the 1995 Plan. Such number of shares and respective per-share exercise prices are as follows: Under the 1991 Plan - 37,500 shares at $15.83, 75,000 shares at $16.50, 225,000 shares at $17.50 and
     50,000 at $18.125. Under the 1995 Plan - 3,000 shares at $19.67, 3,000 shares at $26.25, 3,000 shares at $21.06 and 3,000 at $1.69.

(12) The amount shown excludes options issued under the 1991 Plan to purchase 350,000 shares voluntarily surrendered in December 1998 and includes shares purchasable upon exercise of options issued under the 1995 Plan. Such number of shares and respective per-share exercise prices under the 1995 Plan are as follows: 3,000 shares at a $19.67 per-share exercise price, 3,000 shares at a $26.25 per-share exercise price, 3,000 shares at a $21.06 per-share exercise price and 3,000 at a $1.69 per-share exercise price. The amount shown does not include shares of Common Stock beneficially owned by Counsel. See footnote (1) above.

(13) The amount shown includes shares purchasable upon exercise of options issued under the 1995 Plan, being 3,000 shares at a $19.67 per-share exercise price, 3,000 shares at a $26.25 per-share exercise price, 3,000 shares at a $21.06 per-share exercise price and 3,000 at a $1.69 per-share exercise price.

(14) The amount shown excludes options issued under the 1991 Plan to purchase 350,000 shares voluntarily surrendered in December 1998 and includes shares purchasable upon exercise of options issued under the 1995 Plan, 3,000 shares at a $19.67 per-share exercise price, 3,000 shares at a $26.25 per-share exercise price, 3,000 shares at a $21.06 per-share exercise price and 3,000 shares at a $1.69 per-share exercise price.

(15) The amount shown includes shares purchasable upon exercise of options issued under the 1991 Plan and additional shares purchasable upon exercise of options issued under the 1995 Plan. Such number of shares and respective per-share exercise prices are as follows: Under the 1991 Plan - 15,000 shares at $10.04 and 7,500 shares at $16.50. Under the 1995 Plan - 3,000 shares at $19.67, 3,000 shares at $26.25, 3,000 shares at $21.06 and 3,000 at $1.69.

(16) The amount shown includes 7,500 shares purchasable upon exercise of options at $20.67 issued under the 1991 Plan and additional shares purchasable upon exercise of options issued under the 1995 Plan, being 7,500 shares at a $20.67 per-share exercise price, 3,000 shares at a $19.67 per-share exercise price, 3,000 shares at a $26.25 per-share exercise price, 3,000 shares at a $21.06 per-share exercise price and 3,000 shares at a $1.69 per-share exercise price.

(17) The amount shown includes 7,500 shares issued under the 1995 Plan purchasable at a $19.00 per-share exercise price.

(18) The amount shown includes 924,750 shares purchasable upon exercise of options issued under the 1991 Plan, 121,500 shares purchasable upon exercise of options issued under the 1995 Plan, and 16,006 shares purchasable upon exercise of a warrant.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, its Directors, and persons who own more than 10% of its Common Stock to file reports regarding their stockholdings in the Company with the Securities and Exchange Commission ("SEC") and NASDAQ. They are required to send the Company copies of all Section 16(a) reports they file.

         Based solely on representations of the Company's Directors and executive officers and our review of reports on file, we believe that all such reports were timely filed.

                               EXECUTIVE OFFICERS

         This table provides biographical information regarding the Company's executive officers:



                                  HIS OR                  PRINCIPAL OCCUPATIONS
OFFICER'S NAME                    HER AGE                 DURING THE LAST FIVE YEARS
--------------                    -------     ----------------------------------------------------
Joseph F. Furlong                   50        Mr. Furlong has served as a Director of the Company
                                              since June 1994 and as its President and Chief
                                              Executive Officer since November 1998. He has
                                              served as President of Adirondack Capital
                                              Advisors, LLC, a financial advisory firm, since May
                                              1996.

                                              Mr. Furlong was a partner of Colman Furlong &
                                              Co., a merchant banking firm, from February 1991 to
                                              May 1996. He served as a director of Pharmerica from
                                              December 1994 until December 1997.

Malcolm MacKenzie                   43        Mr. MacKenzie served as a Director of the Company from
                                              July 1998 to February 1999 and the President and Chief
                                              Executive Officer of the Company from July 1998 to
                                              November 1998. From 1994 through July 1998, Mr.
                                              MacKenzie was affiliated with Monitor Company, a
                                              corporate consulting company, and from 1990 through 1995
                                              was President of Arcama Recycling Corporation.

Edward K. Wissing                   61        Mr. Wissing served as the President and Chief Executive
                                              Officer of the Company from May 1994 until July 1998 and was the President and Chief Executive Officer of AHPT, from
                                              February 1983 to July 1998. From October 1991 to May 1994,
                                              he was Executive Vice President of Diversicare Inc., a
                                              long-term care company. Since August 1997, he has been a
                                              director of Psychiatric Solutions, Inc., a psychiatric and behavioral health practice management company.

Marilyn O'Hara                      53        Ms. O'Hara has been the Company's Senior Vice President,
                                              Chief Financial Officer and Secretary since January 1999.

                                              Ms. O'Hara was Chief Financial Officer for U.S. Laboratory
                                              Corp., a clinical laboratory, from May 1996 to December
                                              1998. Ms. O'Hara was the Treasurer of Medicalab, Inc.,
                                              a clinical laboratory, from October 1988 to April 1996.



                                 HIS OR                       PRINCIPAL OCCUPATIONS
OFFICER'S NAME                   HER AGE                    DURING THE LAST FIVE YEARS
--------------                   -------      -------------------------------------------------------
Thomas E. Mills                    44         Mr. Mills rejoined the company as Senior Vice President
                                              and Chief Operating Officer in November 1998.

                                              Mr. Mills served as a consultant with INCON Care Group,
                                              Inc., a consulting company, during portions of 1998.
                                              Mr. Mills was the Company's Senior Vice President-Strategic
                                              Alliances from February 1996 until December 1997.
                                              He was the Company's Senior Vice President and Chief
                                              Operating Officer from May 1994 to February 1996, and
                                              its Secretary from May 1994 to June 1994. Mr. Mills was
                                              Chief Operating Officer and Vice President of AHPT from
                                              August 1992 to May 1994, and Senior Vice President
                                              of AHPT from February 1992 to August 1992.

Kathey S. Palmer                   41         Ms. Palmer has been the Company's Senior Vice President of
                                              Marketing, Investor Relations and Sales Support since August
                                              1997. From December 1994 to August 1997, she served as
                                              Vice President of Marketing and Investor Relations, and
                                              from November 1991 to December 1994 she was Vice
                                              President of Marketing.

Mary Ellen Rodgers                 46         Ms. Rodgers was the Company's Senior Vice President, Chief
                                              Financial and Accounting Officer and Secretary from April
                                              1996 through December 1998. She was Financial
                                              Director/Controller of Eli Lilly and Company (Information
                                              Technology Division), an international pharmaceutical
                                              company, from September 1994 to October 1995, and Controller of Eli Lilly and Company (Lilly Research Laboratories) from
                                              March 1990 to May 1994. She has served on the board of
                                              Peoples Bank & Trust Company, Indianapolis, Indiana since
                                              April 1991.

David R. Gnass                     45         Mr. Gnass served as the Company's Senior Vice President from
                                              June 1996 until November 1998, and as its Chief Operating
                                              Officer from October 1997 until November 1998. He was Senior
                                              Vice President of Homedco, Inc., a home health care company, from April 1993 to June 1995, and Vice President and General
                                              Manager of Homedco, Inc. from January 1992 to April 1993.

Rita N. Hill                       43         Ms. Hill served as the Company's Senior Vice President-
                                              Business Development from February 1997 until October 1998,
                                              Vice President and Assistant Secretary from July 1996 until
                                              February 1997, and the Vice President and Assistant Secretary
                                              of AHPT from April 1996 until October 1998. She was the
                                              Company's Vice President-Business Development from April
                                              1994 to February 1997, Vice President - Development of
                                              Diversicare Inc. from January 1994 to April 1994, and Vice
                                              President - Finance of Diversicare Inc. from March 1992 to
                                              January 1994.

EXECUTIVE COMPENSATION

         The following table provides compensation information for the 1998, 1997 and 1996 fiscal years regarding the Company's present and former chief executive officers and, on December 31, 1998, the Company's three other named executive officers. The principal positions given in the table are as of December 31, 1998. Also listed is compensation information for the 1998, 1997 and 1996 fiscal years regarding other of the Company's named executive officers in 1998 (Mr. Gnass and Ms. Hill) who were not serving as executive officers on December 31, 1998. Mr. Wissing's employment terminated on July 6, 1998, Ms. Hill's employment terminated effective October 16, 1998, Mr. MacKenzie's employment terminated on November 6, 1998, Mr. Gnass' employment terminated on November 25, 1998, and Ms. Rodgers' employment terminated on December 31, 1998.

         Instead of awarding annual bonuses in cash for 1996 performance, the Company purchased split-dollar life insurance policies for the benefit of certain management personnel, including the named executive officers. The Company decided to purchase such insurance policies again to award certain management personnel for 1997 performance, however, each employee was entitled to elect to receive up to one-half (1/2) of his or her annual incentive bonus in cash instead. Each eligible named executive officer elected to receive one-half (1/2) of the 1997 annual incentive bonus in cash. Each amount listed under the column titled "Other Annual Compensation" is the imputed income received by the named executive officer due to the insurance policies' death benefit, as calculated according to the Internal Revenue Service. In addition, each amount listed under the column titled "All Other Compensation" reflects additional benefits attributed to the named executive officer based on the premium paid by the Company to buy the policies. For 1997 one-half (1/2) of the annual incentive bonus is reflected in the "Bonus" column based on each executive's election described above. The Company is not awarding annual bonuses to management personnel for 1998 performance.

         Perquisites for each executive officer are in amounts which do not require disclosure.

                           SUMMARY COMPENSATION TABLE

                                             Annual Compensation                    Long-Term Compensation
                                      -------------------------------------  -------------------------------------
                                                                                    Awards                Payouts
                                                                             ------------------------    ---------
                                                                                          Securities     Long-Term
                                                                 Other       Restricted    Underlying    Incentive
                                                                 Annual         Stock      Options/        Plan        All Other
   Name and Principal                  Salary       Bonus      Compensation    Award(s)      SARs         Payouts    Compensation(1)
        Position           Year          ($)         ($)           ($)            ($)         (#)           ($)            ($)
------------------------   ----       --------     -------     ------------  -----------  -----------    ---------   ---------------
Joseph F. Furlong III      1998         55,000*       -0-          -0-            -0-       303,000(2)      -0-              -0-
  President and CEO        1997            -0-        -0-          -0-            -0-         3,000(3)      -0-              -0-
                           1996            -0-        -0-          -0-            -0-         3,000(3)      -0-              -0-

Malcolm MacKenzie,         1998        117,640*       -0-          -0-            -0-         7,500(3)      -0-              -0-
  Former President and     1997            -0-        -0-          -0-            -0-           -0-         -0-              -0-
  CEO                      1996            -0-        -0-          -0-            -0-           -0-         -0-              -0-

Edward K. Wissing          1998        243,750*       -0-          925            -0-         3,000(3)      -0-        1,142,750
  Former President and     1997        300,000     48,750          880            -0-        53,000(3)(5)   -0-           66,750
  CEO                      1996        275,000        -0-          952            -0-         3,000(3)      -0-          140,250

Thomas E. Mills            1998         27,972*       -0-          182            -0-        70,000(6)      -0-              -0-
  Senior Vice President -  1997        156,000        -0-          167            -0-           -0-         -0-           43,890
  Strategic Alliances      1996        154,000        -0-          155            -0-         8,000(4)      -0-            9,240

Kathey S. Palmer           1998        122,597        -0-           76            -0-        35,000(6)      -0-            6,744
   Senior Vice President   1997        100,000     10,150           75            -0-        15,000(5)      -0-           16,487
   of Marketing, Investor  1996         91,592        -0-           68            -0-         8,000(4)      -0-           23,895
   Relations and Sales
   Support

Mary Ellen Rodgers         1998        157,500*       -0-          129            -0-           -0-         -0-          232,615
  Former Senior Vice       1997        157,500     17,916          122            -0-        15,000(5)      -0-           27,704
  President,  Chief        1996        112,500*       -0-          116            -0-        42,000(4)      -0-           40,814
  Financial Officer
  and Secretary

David R. Gnass             1998        160,685*       -0-          168            -0-           -0-         -0-          190,000
  Former Senior Vice       1997        170,000     10,413          154            -0-        25,000(5)      -0-           10,412
  President and Chief      1996         80,000*       -0-          153            -0-        57,500(4)      -0-           33,000
  Financial Officer

Rita N. Hill               1998        104,083*       -0-          237            -0-           -0-         -0-          212,124
   Former Senior Vice      1997        131,250     26,300          223            -0-        15,000(5)      -0-           34,158
   President Business      1996        125,000        -0-          222            -0-        12,000(4)      -0-           69,663
   Development and
   Assistant Secretary

---------------------

         *        The Company employed Mr. Furlong on November 6, 1998, Mr.
                  MacKenzie from July 8, 1998 until November 6, 1998, Mr. Wissing until July 6, 1998, Mr. Mills on November 26, 1998, Ms. Rodgers from April 1996 through December 1998, Mr. Gnass from June 1996 until November 25, 1998, and Ms. Hill until October 16, 1998. Accordingly, each of these individuals, except Ms. Rodgers, were paid less than a full year's compensation for 1998 and, in the case of Ms. Rodgers and Mr. Gnass, less than a full year's compensation in 1996. Ms. O'Hara was employed January 1999 and, therefore, is not included in this table.

       (1) Amounts listed reflect matching contributions made by the Company under its Supplemental Executive Retirement Plan ("SERP") in 1997 and 1996. The Company terminated the SERP in 1999. In addition, amounts for 1996 and 1997, set forth below, also reflect additional benefits based on premiums paid by the Company to buy split-dollar life insurance policies benefitting the named executive officers. The Company did not buy split-dollar life insurance policies in 1998. The following is a breakdown of the such amounts:


                                                SERP Matching           Benefit Based on Insurance
                              Year              Contributions                    Premium
                              ----              -------------           --------------------------
Joseph F. Furlong             1998                  $  -0-                           -0-
                              1997                     -0-                           -0-
                              1996                     -0-                           -0-

Malcolm MacKenzie             1998                     -0-                           -0-
                              1997                     -0-                           -0-
                              1996                     -0-                           -0-

Edward K. Wissing             1998                  71,500                           -0-
                              1997                  18,000                        48,750
                              1996                  16,500                       123,750

                                                SERP Matching           Benefit Based on Insurance
                              Year              Contributions                    Premium
                              ----              -------------           --------------------------
Thomas E. Mills               1998                     -0-                           -0-
                              1997                   9,360                           -0-
                              1996                   9,240                        34,650

Kathey S. Palmer              1998                   6,744                           -0-
                              1997                   6,337                        10,150
                              1996                   5,595                        18,300

Mary Ellen Rodgers            1998                   9,115                           -0-
                              1997                   9,789                        17,915
                              1996                   3,014                        37,800

David R. Gnass                1998                     -0-                           -0-
                              1997                     -0-                        10,412
                              1996                     -0-                        33,000

Rita N. Hill                  1998                   7,874                           -0-
                              1997                   7,858                        26,300
                              1996                   7,413                        62,250

           Amounts listed under "All Other Compensation" additionally include severance payments made to Messrs. Wissing and Gnass, and severance and consulting payments made to Ms. Rodgers and Ms. Hill. (See "Employment and Other Agreements" herein below.)

(2) Amounts include options granted under 1991 Plan upon employment and 1995 Plan for services as Director.

(3) Amounts reflect options granted under the 1995 Plan for services as a Director.

(4) Amounts include options granted in the first fiscal quarter of 1997 that relate to 1996 performance.

(5) Amounts include options granted in the first fiscal quarter of 1998 that relate to 1997 performance.

(6) Amounts include options granted in the last fiscal quarter of 1998 that relate to 1998 performance.



EMPLOYMENT AND OTHER AGREEMENTS

Joseph F. Furlong, III

         Mr. Furlong assumed the positions of President and Chief Executive Officer of the Company on November 6, 1998. Under the terms of Mr. Furlong's Employment Agreement, he receives an annual base salary of $360,000. Additionally, the Company granted him options pursuant to the 1991 Nonqualified Stock Option Plan to acquire 300,000 shares of the Company's Common Stock, subject to the conditions of that Plan.

         Both Mr. Furlong and the Company can terminate the Employment Agreement without cause at any time upon four (4) weeks prior written notice to the other. The Company may also terminate the Employment Agreement at anytime upon written notice for "cause" which is defined as (i) gross or willful misconduct, (ii) being charged or convicted of either a felony or a misdemeanor involving moral turpitude, (iii) disability to such an extent that Mr. Furlong is unable to perform services hereunder for a period of one month, or (iv) Mr. Furlong's death.

Edward K. Wissing

         On July 6, 1998, the Company and Mr. Wissing entered into a Separation Agreement wherein Mr. Wissing resigned from his positions as President and Chief Executive Officer and from all positions that he held as a director, officer or employee of any subsidiary of the Company, effective September 30, 1998. Mr. Wissing remains a director of the Company. The Company agreed to pay Mr. Wissing his regular salary through September 30, 1998, plus $1,087,917, comprised of the following components: (i) $975,000 being 300% of his current base salary, (ii) $16,667, being deferred compensation, (iii) $65,000, being incentive compensation earned in 1997, and (iv) $31,250, being accrued vacation pay.

         All options granted to Mr. Wissing under the Company's option plans fully vested on September 30, 1998 and remain exercisable for the terms set forth in each grant. The Company shall continue in force certain benefits and perquisites to be received by Mr. Wissing through September 30, 2001 or pay in lump sum the value of such benefits and perquisites.

         Upon his resignation of employment, Mr. Wissing is prohibited from competing with the Company through September 30, 2000.

Malcolm MacKenzie

         On July 6, 1998, Malcolm MacKenzie agreed to serve as President and Chief Executive Officer of and a Director of the Company. On November 6 1998, Mr. Furlong assumed the positions of Mr. MacKenzie when the Company and Mr. MacKenzie were unable to reach agreement on the terms of an employment agreement. During 1998, Mr. MacKenzie was paid $117,640 in compensation by the Company, and was granted options to acquire 7,500 shares of the Company's Common Stock pursuant to the 1995 Plan. On February 16, 1999, the Company and Mr. MacKenzie entered into a Separation and Release Agreement wherein Mr. MacKenzie will be paid $275,000 over a twelve month period. The stock options granted to Mr. MacKenzie under the 1995 Plan will expire on May 16, 1999.

Kathey S. Palmer

         On December 23, 1997, the Company entered into a confidentiality, non-competition and severance pay agreement with Kathey S. Palmer. If the Company terminates Ms. Palmer's employment either (i) "without cause" or (ii) within one year after a change in control, Ms. Palmer will receive a severance payment in an amount equal to the following: (i) her annual base salary (currently $130,000), plus $6,000, her annual vehicle allowance, plus (ii) an incentive compensation amount equal to the annual incentive bonus she received during the last fiscal year ($0.00 in 1998 and $10,150 in 1997) multiplied by a fraction, the numerator of which is the number of months Ms. Palmer is employed by the Company during the current year, and the denominator of which is twelve. In addition, upon termination resulting from a change in control of the Company, the Company will continue all Ms. Palmer's employee benefits for one year. Upon a change in control, Ms. Palmer will be entitled to receive her vested account balances under the Company's Stock Purchase Plan.

         Upon a change in control of the Company, any stock options granted to Ms. Palmer will be fully vested, whether or not she is terminated, subject to the terms of the 1991 Plan.

         Termination "without cause" shall not include: (i) termination "for cause," (ii) resignation by Ms. Palmer or (iii) her death or disability. "Cause" shall mean: (i) insubordination, malfeasance or misconduct by Ms. Palmer, (ii) Ms. Palmer being charged with or conviction of felony offense or misdemeanor involving moral turpitude, and (iii) material breach of her employment agreement.

         Upon termination of employment, Ms. Palmer is prohibited from competing with the Company for one year.

Mary Ellen Rodgers

         In December 1998, the Company entered into a severance agreement with Mary Ellen Rodgers. Under the terms of that agreement, Ms. Rodgers resigned from her position as an officer of the Company, effective December 31, 1998, and received a severance payment equaling (i) $157,500, being 12 times her current monthly base salary (not including incentive compensation or benefits), plus
(ii) $6,000, being 12 times her monthly vehicle allowance. In addition, in January 1999, Ms. Rodgers was paid $50,000 in lieu of incentive compensation. In addition to such 12-month severance, if Ms. Rodgers has not then secured employment with annualized compensation of at least $125,000, the Company will pay her additional severance, for up to six (6) months, a monthly amount equal to her last monthly base salary (not including incentive compensation or benefits) plus $500. The Company will continue medical and dental insurance employee benefits to which Ms. Rodgers was entitled immediately prior to her resignation for up to 18 months.

         Pursuant to the terms of Ms. Rodgers' severance agreement, on December 31, 1998, all unvested options granted under the Company's 1991 Plan immediately vested and shall remain exercisable until December 31, 2001.

         The Company agreed to pay, beginning on January 1, 1999, $24,000 to Ms. Rodgers in exchange for 12 months of consulting services to the Company, and agreed to pay her up to $10,000 for services provided as reimbursement for any outplacement services which may be engaged by Ms. Rodgers. Upon termination of employment, Ms. Rodgers is prohibited from competing with the Company for one year.

David R. Gnass

         In November 1998, Mr. Gnass resigned from his position as an officer of the Company. Pursuant to the Employment Evaluation Agreement entered into by Mr. Gnass and the Company on July 15, 1998, Mr. Gnass received a severance payment in the amount of $190,000. In addition, the Company agreed to continue for 12 months following his resignation, all employee benefits to which he was entitled immediately prior to his resignation. Upon termination of employment, Mr. Gnass is prohibited from competing with the Company for one year.

Rita N. Hill

         Ms. Hill resigned from her position as an officer of the Company effective October 16, 1998. Under the terms of her severance agreement, Ms. Hill received a severance payment equaling (i) $131,250, being 12 times her current monthly base salary (not including incentive compensation or benefits), plus
(ii) $6,000, being 12 times her monthly vehicle allowance. In addition, in January 1999, the Company paid Ms. Hill $50,000 in lieu of incentive compensation. The Company will continue medical and dental employee insurance benefits to which Ms. Hill was entitled on the effective date of her resignation, until the earlier of (i) October 16, 1999 or (ii) when Ms. Hill receives medical, dental and/or life insurance benefits from a third party.

         Upon her termination all unvested options granted to Ms. Hill under the Company's 1991 Plan immediately vested and remain execisable until October 16, 2001. The Company also accelerated Ms. Hill's vesting schedule under its Supplemental Executive Retirement Plan in order for her contribution account to be fully vested. Ms. Hill is entitled to her account balances under the Company's Supplemental Executive Retirement Plan and the Stock Purchase Plans as of October 16, 1998.

         The Company agreed to pay $24,000 to Ms. Hill in exchange for 2 years consulting services to the Company, and agreed to pay her up to $10,000 for services provided as reimbursement for any outplacement services which may be engaged by Ms. Hill. Upon termination of employment, Ms. Hill is prohibited from competing with the Company for one year.

OPTION GRANTS

         The following table provides information concerning stock option grants made in 1998 under both the 1991 Plan and the 1995 Plan to each of the executive officers named in the Summary Compensation Table. In 1998, the Company granted to employees options to purchase a total of 1,274,500 shares of Common Stock under the 1991 Plan and under the 1995 Plan options to purchase a total of 31,500 shares of Common Stock, for a total of options to purchase 1,306,000 shares of Common Stock. The Company grants no stock appreciation rights.

         Messrs. Furlong's and Wissing's options to acquire 3,000 shares of Common Stock were granted automatically on December 31, 1998 under the 1995 Plan. Malcolm MacKenzie, the Company's former director, President and Chief Executive Officer during part of 1998, was granted options to acquire 7,500 of the Company's Common Stock under the 1995 Plan.

         On March 20, 1998, for services performed in 1997, the Company granted Mr. Wissing, Mr. Gnass, Ms. Rodgers, Ms. Hill and Ms. Palmer options to acquire shares of Common Stock. For services performed in 1998, on December 9, 1998, the Company granted Mr. Furlong, Mr. Mills and Ms. Palmer options to acquire shares of Common Stock. The terms of the options granted in 1998 provide that the options vest one third upon grant and one third upon each of the first two anniversaries thereof. However, per agreement with the Company dated July 6, 1998, Mr. Wissing's options fully vested on September 30, 1998. Per agreements with the Company, Ms. Rodgers' and Ms. Hill's options fully vested on December 31, 1998 and October 16, 1998, respectively. (See "Employment and Other Agreements" appearing on page 21 and the "Summary Compensation Table" appearing on page 20 of this Proxy Statement.)

                  The dollar amounts appearing in the table's last two columns are the result of calculations at the 5% and 10% rates as required by the SEC. These amounts are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                        Potential Realizable Value
                                                                                                          at Assumed Annual Rate
                                                                                                       of Stock Price Appreciation
                                                      Individual Grants                                       For Option Term
                           -------------------------------------------------------------------        ------------------------------
                               Number           % of Total
                            of Securities      Options/SARs
                             Underlying         Granted to        Exercise or
                           Options/SARS(1)       Employees        Base Price        Expiration
        Name                 Granted (#)       in Fiscal Year        ($/SH)             Date             5% ($)            10%($)
---------------------      ---------------     --------------     -----------       ----------        -----------      -------------
Joseph F. Furlong III            3,000               .3%            $ 1.69          12/31/2008        $  3,188.50      $    8,080.27
                               300,000             25.1               2.125         12/09/2008         400,920.32       1,016,010.82
Malcolm MacKenzie                7,500               .6              19.00          05/16/1999          89,617.48         227,108.30
Edward K. Wissing               50,000              4.2              18.125         03/20/2008         569,935.76       1,444,329.10
                                 3,000               .3               1.69          12/31/2008           3,188.50           8,080.27
Thomas E. Mills                 70,000              5.9               2.125         12/09/2008          93,548.08         237,069.19
Kathey S. Palmer                15,000              1.3              18.125         03/20/2008         170,980.73         433,298.73
                                35,000              2.9               2.125         12/09/2008          46,774.04         118,534.60
Mary Ellen Rodgers              15,000              1.3              18.125         12/31/2001         170,980.73         433,298.73
David R. Gnass                  25,000              2.1              18.125         02/25/1999         284,967.88         722,164.55
Rita N. Hill                    15,000              1.3              18.125         10/15/2001         170,980.73         433,298.73

OPTION EXERCISES AND VALUES

                  The following table provides information concerning exercise of options during 1998 by the executive officers named in the Summary Compensation Table and the year-end value of unexercised options held by each such officer. No named executive officer exercised any options during 1998. The Company grants no stock appreciation rights.

                  Options are classified as "in-the-money" (a term used in the last column of the table) if the market value of the underlying Common Stock exceeds the exercise price of the option. The value of such in-the-money options is the difference between the option exercise price and $1.81, the per-share market value of the underlying Common Stock as of December 31, 1998. Such amounts may not necessarily be realized. Actual values realized, if any, upon the exercise of options will be based on the market price of shares of Common Stock at the time of exercise, and are thus dependent upon future performance of the Common Stock.


             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

                               Shares
                              Acquired                            Number of Securities Underlying           Value of Unexercised
                             on Exercise      Value Realized        Unexercised Options/SARs at         In-the-Money Options/SARs at
        Name                     (#)                ($)               1998 Fiscal Year-End(#)             1998 Fiscal Year End ($)
---------------------        -----------      ---------------      -------------------------------       ---------------------------
                                                                     Exercisable/Unexercisable            Exercisable/Unexercisable
                                                                     -------------------------            -------------------------
Joseph F. Furlong III           -0-                -0-                      334,500/-0-                             360/-0-
Malcolm MacKenzie               -0-                -0-                        7,500/-0-                             -0-/-0-
Edward K. Wissing               -0-                -0-                      399,500/-0-                             360/-0-
Thomas E. Mills                 -0-                -0-                       17,500/52,500                          -0-/-0-
Kathey S. Palmer                -0-                -0-                       41,750/40,250                          -0-/-0-
Mary Ellen Rodgers              -0-                -0-                       57,000/-0-                             -0-/-0-
David R. Gnass                  -0-                -0-                       59,166/23,334                          -0-/-0-
Rita N. Hill                    -0-                -0-                       72,000/-0-                             -0-/-0-

COMPENSATION COMMITTEE REPORT

         This Compensation Committee Report is not deemed to be part of any document filed with the SEC pursuant to the Securities Act of 1933 (the "Securities Act") or the Exchange Act and is not to be deemed incorporated by reference in any documents filed under the Securities Act or the Exchange Act without the express written consent of the members of the Compensation Committee named below.

         The Compensation Committee of the Board of Directors makes decisions on compensation of the Company's senior executives, except for decisions related to awards under the 1991 Plan (which are made by a separate committee of the Board). The Committee's task is to establish reasonable and appropriate executive compensation guidelines which meet their stated purposes and effectively serve the needs of the Company and its stockholders. The Committee's members are Henry T. Blackstock, Thomas A. Dattilo and Allan C. Silber.

Compensation Philosophy and Policies for Executive Officers

         The Company's primary goal is to provide high quality patient care while maximizing stockholder value. The Company believes the best way to achieve this goal is twofold: (i) to be a leader in providing relevant, high quality health services, and (ii) to establish a reputation as a desirable employer and responsible corporate citizen. The Compensation Committee seeks to link this goal and the Company's compensation programs by aligning the interests of its stockholders and management personnel, including its executive officers, and believes this alignment increases the likelihood of the Company's success on both a short-term and long-term basis.

         The Company's executive compensation program is consistent with its compensation program for all management levels. For example, all key employees, including executive officers, are eligible to participate in the 1991 Plan, and the Company has an Employee Stock Purchase Plan in which approximately 14% of the Company's eligible employees participate.

         The Company's executive compensation program supports the Company's objective of creating stockholder value by:

         - Emphasizing pay for performance by making a significant portion of executive compensation "at risk."

         - Aligning the interest of executives with the long-term interest of stockholders by awarding stock options at current market prices which can only have value to the executives through long-term stock appreciation.

         - Providing compensation opportunities that attract and retain talented and committed executives on a long-term basis.

         - Balancing the Company's short-term and long-term business, financial and strategic goals.

         The Company's executive compensation program is comprised of three principal components: base salary, annual incentive bonus, and long-term incentive opportunity through nonqualified stock options. The combination of these various compensation elements is designed to encourage management to balance the Company's short-term and long-term goals.

         The Company intends the annual executive pay targets (base salary plus incentive bonus) to be competitive with executive compensation of other U.S. public health care companies. The Compensation Committee compares the Company's executive pay targets with the annual executive pay of those companies which are included in the Home Health Care Services Group, the peer group used for comparison purposes in the Stock Performance Graph appearing on page 30 of this Proxy Statement. Because the Home Health Care Services Group is small and complete information is not available, the Compensation Committee also compares the Company's executive pay targets with those of companies outside of this group. Since the Company's competitors for executive talent are more numerous than the entities included in the Home Health Care Services Group, such broader-based comparison is appropriate. By analyzing competing compensation packages, the Compensation Committee hopes to attract and retain talented and committed executives on a long-term basis.

Base Salary

         With the help of the Chief Executive Officer, the Compensation Committee evaluates all management salaries, including executive salaries, on a regular basis. In these evaluations, the Compensation Committee considers levels of responsibility, individual performance, internal equity, external pay practices, and achievement of the Company's strategic goals. Regarding external pay practices, the Compensation Committee seeks to set base salaries for executive officers at approximately the market rate of the Company's competitors for executive talent, as determined based on information gathered from outside sources.

Annual Incentives

         Annual incentive bonus awards are designed to focus management attention on key operational goals for the current fiscal year. In this way the Company strives to meet the objective of emphasizing performance-based compensation. The key operational goals are specific to each executive's area of responsibility. Specific weighting is assigned for identified financial, strategic and management practices goals. Up to 50% of the available bonus percentage for each executive officer is tied to the Company's overall profitability, generally defined by achievement of the annual budget as approved by the Board.

         Generally, Company executives may earn a bonus equal to between 20% and 35% of their annual base salaries based upon achievement of their specific operational goals and achievement by the Company or business unit of its financial targets. At the end of each fiscal year, the Compensation Committee evaluates performance in light of these goals on an arithmetic scale with pre-established weighting, and has the discretion to adjust these calculations if circumstances warrant.

         Criteria for the Company's 1998 annual incentive bonus awards were based upon certain operational and financial goals. Upon evaluation of the operational and financial performance of the Company during 1998, the Compensation Committee determined not to award annual bonuses to the Company's executive officers.


Long-Term Incentives

         The Company's long-term incentive compensation program consists of nonqualified stock options which are related to improvement in long-term stockholder value. Options are the right to purchase shares of Common Stock at their fair market value on the trading day immediately preceding the date the option is granted. Options thus will only have value if the Company's stock price increases. Stock option grants are designed to align executive interests with the long-term interest of stockholders.

         The Board of Directors' Disinterested Stock Option Committee grants stock options, not the Compensation Committee. The Disinterested Stock Option Committee selects the number of shares covered by each grant based on an executive's level of responsibility and past and anticipated contributions to the Company.

Chief Executive Officer Compensation

         Mr. Furlong is the Company's Chief Executive Officer. Pursuant to the terms of his Employment Agreement, Mr. Furlong does not receive the same employee benefits as other senior executive officers of the Company. Mr. Furlong receives $30,000 per month in compensation for his services under the Employment Agreement. The Employment Agreement does not provide for provision of an annual incentive bonus, however, the Company retains the right to award a bonus based upon the Company's operational and financial performance (See "Employment and other Agreements" appearing on page 21 in this Proxy Statement).

         Mr. MacKenzie, former Chief Executive Officer of the Company, received $117,640 in salary during 1998. Mr. MacKenzie was neither granted stock options (except for those granted upon his appointment as a Director of the Company), nor was he awarded an annual incentive bonus (See "Employment and other Agreements" appearing on page 21 in this Proxy Statement).

         In 1998, pursuant to his Employment Agreement, Mr. Wissing received $243,750 in base salary. Mr. Wissing was neither granted stock options (except for those granted as a Director under the 1995 Plan), nor was he awarded an incentive bonus for 1998 (See "Employment and other Agreements" appearing on page 21 in this Proxy Statement).

Tax Regulations

         Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for executive compensation in excess of $1 million. It is not anticipated that the Company will pay any of its executive officers compensation in excess of $1 million in the 1999 fiscal year and, accordingly, to date the Company has not adopted a policy in this regard.

                                             Report Submitted By:


                                             Henry T. Blackstock
                                             Thomas A. Dattilo
                                             Allan C. Silber

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As noted above, the Compensation Committee is currently composed of Directors Blackstock, Dattilo and Silber. No member of the Compensation Committee is or has been an employee of the Company. Director Silber, however, has served as consultant to the Company.

         Mr. Silber is a director and Chief Executive Officer of Counsel Corporation, and he also serves as Chairman and President of DCAmerica Inc. Since January 1992, the Company had a consulting agreement with Mr. Silber, a Director of the Company and Chairman of the Board of Directors, Chief Executive Officer and principal shareholder of Counsel, to provide certain services to the Company, including the identification and analysis of potential businesses to be considered for acquisition. The Consulting Agreement terminated by mutual agreement on December 31, 1998. The Consulting Agreement provided for a base monthly consulting fee of $20,000.00, with an annual performance bonus, at the Board's discretion, of up to $60,000. The Board has not made a determination as to whether Mr. Silber will be awarded a bonus for 1998 performance.

STOCK PERFORMANCE GRAPH

         The stock performance graph shown below is not deemed to be part of any document filed with the SEC pursuant to the Securities Act or the Exchange Act and is not to be deemed incorporated by reference in any documents filed under the Securities Act or the Exchange Act without the express written consent of the Company.

         The following graph compares the cumulative total returns of the Company's Common Stock with those of NASDAQ Market Index and the Home Health Care Services Group (SIC Number 8082) Index, a peer group index compiled by Media General Financial Services. The peer group includes approximately 25 companies, excluding the Company.

         Cumulative return assumes $100.00 invested in the Company or respective indices on January 1, 1994 with dividend reinvestment through December 31, 1998.

         The comparisons in this table are required by the SEC and are not indicative of possible future performance of the Company's Common Stock.


COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE
COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

                          ------------------------------FISCAL YEAR ENDING---------------------------
COMPANY/INDEX/MARKET      12/31/1993   12/30/1994   12/29/1995   12/31/1996   12/31/1997   12/31/1998
American HomePat              100.00       179.24       222.64       462.27       398.66        30.75

Home Health Care Services     100.00        94.30        91.26        82.79        84.74       127.83

NASDAQ Market Index           100.00       104.99       136.18       169.23       207.00       291.96



SOURCE:  MEDIA GENERAL FINANCIAL SERVICES
         P.O. BOX 85333
         RICHMOND, VA  23293
         PHONE: 1-(800) 446-7922
         FAX:   1-(804) 649-6826

















         The graph presents information since January 1, 1994. The Company does not directly tie executive compensation to stock performance. The Board's Compensation Committee will determine the future impact, if any, of stock performance on executive compensation.

INFORMATION INCORPORATED BY REFERENCE

         The Company has incorporated certain financial information by reference to the Annual Report on Form 10-K, a copy of which is included with this Proxy Statement. The financial information incorporated by reference includes (i) Selected Consolidated Financial Data; (ii) Management's Discussion and Analysis of Financial Condition and Results of Operations; (iii) Changes in and Disagreements with Accountants on Accounting and Financial Disclosure; and (iv) Quantitative and Qualitative Disclosures about Market Risk.

                                   APPENDIX A

This amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the Reverse Split

                           CERTIFICATE OF AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                           AMERICAN HOMEPATIENT, INC.

         American HomePatient, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         The amendment to the Corporation's Certificate of Incorporation set forth in the following resolution approved by the Corporation's Board of Directors and Shareholders was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

                  RESOLVED, that the Certificate of Incorporation be amended by inserting at Article Fourth the sections below:

                           1. The Corporation shall effect a one (1) for four
                  (4) reverse split of all the Corporation's issued common stock, par value $.01 per share (the "Common Stock"), hereby, automatically upon the filing of this Amendment with the Secretary of State of the State of Delaware, each four (4) issued shares of Common Stock shall be changed into one (1) share of Common Stock, and, in that connection, to reduce the stated capital of the Corporation.

                           A. All of the Corporation's issued Common Stock,
                  having a par value of $.01 per share, is hereby changed into new Common Stock, having a par value of $.01 per share, on the basis of one (1) new share of Common Stock for each four (4) shares of Common Stock issued as of the date of filing of the Amendment with the Secretary of State for the State of Delaware; provided, however, that no fractional shares of Common Stock shall be issued pursuant to such change. Each stockholder who would otherwise be entitled to a fractional share as a result of such change shall have only a right to receive one whole share, in lieu of any fractional share otherwise issuable upon conversion.

                           B. The corporation's 35,000,000 authorized shares of
                  Common Stock, having a par value of $0.01 per share, shall not be changed;

                           C. The Corporation's 5,000,000 authorized shares of
                  preferred stock having a par value of $.01 per share, shall not be changed; and

                           D. The Corporations' stated capital shall be reduced
                  by an amount equal to the aggregate par value of the shares of Common Stock issued prior to the effectiveness of this Amendment which, as a result of the reverse split provided for herein, are no longer issued shares of Common Stock.

         The foregoing amendment was adopted by the Corporation's Board of Directors on April 29, 1999 and Shareholders on April 29, 1999.

         This Certificate of Amendment is filed by authority of the duly elected Board of Directors and Shareholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, this Certificate of Amendment has been executed by the Corporation's authorized officers this 29th day of April, 1999.

                                         AMERICAN HOMEPATIENT, INC.


                                         /s/ Joseph F. Furlong III
                                         -------------------------------------
                                         Joseph F. Furlong III
                                         President and Chief Executive Officer
ATTEST:

/s/ Marilyn O'Hara
-------------------------
Marilyn O'Hara, Secretary

STATE OF ________________     )
COUNTY OF _______________     )


         Before me, _____________________ of the state and county aforesaid, personally appeared Joseph F. Furlong III, with whom I am personally acquainted, or proved to me on the basis of satisfactory evidence and who, upon oath, acknowledged himself to be President and Chief Executive Officer of American HomePatient, Inc., the within named bargainor, a corporation, and that he as such President and Chief Executive Officer, executed the foregoing instrument for the purpose therein contained, by signing the name of the corporation by himself as President and Chief Executive Officer.

         Witness my hand and seal, at office in ___________________, this _____ day of ______________, 1999.

                                                ________________________________
                                                Notary Public
My Commission Expires:

_________________________



STATE OF ________________      )
COUNTY OF _______________      )


         Before me, _____________________ of the state and county aforesaid, personally appeared Marilyn O'Hara, with whom I am personally acquainted, or proved to me on the basis of satisfactory evidence and who, upon oath, acknowledged herself to be Secretary of American HomePatient, Inc., the within named bargainor, a corporation, and that she as such Secretary, executed the foregoing instrument for the purpose therein contained, by signing the name of the corporation by herself as Secretary.

         Witness my hand and seal, at office in ___________________, this _____ day of __________________, 1999.


                                                  ____________________________
                                                  Notary Public
My Commission Expires:


__________________________

                                                                      APPENDIX B

PROXY                      AMERICAN HOMEPATIENT, INC.                      PROXY

                 ANNUAL MEETING OF STOCKHOLDERS, APRIL 29, 1999

                   THE BOARD OF DIRECTORS SOLICITS THIS PROXY

         The Annual Meeting will be held on April 29, 1999, at 9:00 a.m. Central Daylight Time, at 1800 First American Center, 315 Deaderick Street, Nashville, Tennessee, 37238. The undersigned hereby appoints Kathey S. Palmer and Marilyn O'Hara, or either of them, as proxies, with power of substitution, to vote all shares of the undersigned at the Annual Meeting, and at any adjournments or postponements thereof, in accordance with the following instructions:

PROPOSAL 1        RE-ELECTION OF CLASS 2 DIRECTORS
                  |___|    FOR both nominees listed below              |___|    WITHHOLD AUTHORITY to
                           (except as marked to the                             vote for all nominees listed below
                           contrary below)

         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE CHECK THE BOX TO VOTE "FOR" ALL NOMINEES AND STRIKE A LINE THROUGH THE NAME OF THE NOMINEE LISTED BELOW FOR WHOM YOU WISH TO WITHHOLD AUTHORITY TO VOTE.)

                     Morris A. Perlis    Joseph F. Furlong, III

PROPOSAL 2        APPROVAL OF AN AMENDMENT TO THE COMPANY'S ARTICLES OF
                  INCORPORATION TO EFFECT, AT ANY TIME PRIOR TO THE COMPANY'S
                  ANNUAL MEETING OF STOCKHOLDERS IN 2000 OR AT NO TIME, IN THE
                  SOLE DISCRETION OF THE BOARD OF DIRECTORS, A ONE-FOR-FOUR
                  REVERSE STOCK SPLIT WHEREBY THE COMPANY WOULD ISSUE ONE (1)
                  NEW SHARE OF THE COMPANY'S COMMON STOCK IN EXCHANGE FOR
                  FOUR (4) SHARES OF THE COMPANY'S OUTSTANDING COMMON STOCK.

                  |___|  FOR approval of      |___|  AGAINST approval of        |___|   ABSTAIN from vote on the
                  the Reverse Stock Split     the Reverse Stock Split           the Reverse Stock Split

PROPOSAL 3        In the discretion of the proxies on such other matters as may properly come before the meeting.

                  |__|  FOR            |__|  AGAINST              |__| ABSTAIN



                           (CONTINUED ON REVERSE SIDE)

--------------------------------------------------------------------------------
                           (CONTINUED FROM OTHER SIDE)


         THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT, AND IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                 PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

                                 Dated:___________________________, 1999

                                 _______________________________________________


                                 Dated:___________________________, 1999

                                 _______________________________________________
                                 Signatures of stockholder(s) should correspond exactly with the name printed hereon. Joint owners should each sign personally. Executors, administrators, trustees, etc., should give full title and authority.


                           AMERICAN HOMEPATIENT, INC.
                          5200 MARYLAND WAY, SUITE 400
                         BRENTWOOD, TENNESSEE 37027-5018